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                            {Andrews & Kurth Letterhead}

                                                                 Exhibit 5.1
                               February 28, 1994



Trust Managers
Weingarten Realty Investors
2600 Citadel Plaza Drive
Houston, Texas  77008



Gentlemen:

             We have acted as counsel to Weingarten Realty Investors, a Texas real estate investment trust (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 500,000 shares of beneficial interest, $0.03 par value ("Shares"), of the Company issuable under the Weingarten Realty Investors 1993 Incentive Share Plan (the "Plan").

             In such capacity, we have examined such corporate records and documents, certificates of corporate and public officials and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

             Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued pursuant to the Plan have been duly authorized, and that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

             We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.


                                                       Very truly yours,

                                                       Andrews & Kurth L.L.P.